Exhibit 10.22
SOCIAL FINANCE, INC.
Letterman Digital Arts Center
One Letterman Drive, Building A
Suite 4700
San Francisco, CA 94129
February 14, 2020
Maria Renz
Sent via email:
Dear Maria,
Social Finance, Inc. a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.    Position. You will start in a full-time position as Executive Vice President and you will report to the Company's Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.    Compensation and Employee Benefits. You will be paid a starting salary of $450,000 per year, payable on the Company's regular payroll dates. For 2020, you will be guaranteed a bonus at 100% of your base pay, which will be paid out quarterly in accordance with the timing of the Company's quarterly bonus plan payouts, provided you are employed with the Company on the date the quarterly bonus is paid out. Effective on January 1, 2021, you will become eligible for an annual discretionary bonus of 100% of your base salary, dependent upon Company as well as individual performance, in accordance with the Company's annual bonus plan, a copy of which will be provided to you under separate cover. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover.
3.    Restricted Stock Units. Subject to the approval of the Compensation Committee of the Company's Board of Directors, you will be granted 1,296,000 restricted stock units (“RSUs”). The vesting commencement date for your RSUs will be the next Stock Committee approval date following your start date; approval dates are quarterly on the 14th of the third month. You will vest in 25% of the RSU on the 12-month anniversary of your vesting commencement date. 1/16 of the total RSUs will vest in quarterly installments thereafter, provided you remain employed with the Company. The RSU grant will be subject to the terms and conditions of the Company's standard form of award agreement applicable to RSUs granted under the 2011 Stock Plan, as described therein and in the applicable RSU agreement, which you will be required to sign.
4.    Severance. If at any time you are subject to a Qualifying Termination (as defined below), then (i) the Company or its successor (as applicable) shall pay you a lump-sum cash payment on the Company's first regular payroll date following your termination date equal to the sum of (a) twelve (12) months of your Base Salary and (b) one hundred percent (100%) of your annual bonus amount at the higher of (1) the target level of achievement and (2) the actual level of achievement reasonably projected as of the termination of your employment as determined by the CEO in his sole discretion, (ii) you will continue to receive health, dental, and vision coverage under the Company's group insurance benefits (including your covered dependents) at no cost to you for twelve (12) months, in each of the foregoing cases (i) and (ii), as in effect immediately preceding your termination or, if applicable, immediately preceding the event that first gave rise to your termination for Good Reason, and (iii) you will receive vesting acceleration of each of your then-outstanding RSUs as if you had remained in continuous service to the Company for an additional twelve (12) months following your actual termination date, with such acceleration effective as of immediately prior to the termination of your employment.
If you experience a Qualifying Termination (i) at any time after, or (ii) within three (3) months prior to, a Change of Control, the Company or its successor (as applicable) shall pay you, in lieu of the benefits described in the paragraph immediately above, a lump-sum cash payment on the Company's or its successor's first regular payroll date following your termination date equal to the sum of (i) of (a) eighteen 18 months of your base salary and (b) one hundred fifty percent (150%) of your annual incentive bonus amount at the higher of (1) the target level of achievement and (2) the actual level of achievement reasonably projected as of the termination of your employment as determined by the CEO in his sole discretion, (ii) you will continue to receive health, dental, and vision coverage under the Company's group insurance benefits (including your covered dependents) at no cost to you for eighteen (18) months, in each of the foregoing cases (i) and (ii), as in effect immediately preceding the event that first gave rise to your termination or, if applicable, immediately preceding the event that first gave rise to your termination for Good Reason, and (iii) full accelerated vesting of your then-outstanding RSUs, with such acceleration effective as of immediately prior to the later of your Qualifying Termination (as defined below) and the Change of Control (as defined below).
For purposes of this letter, the following definitions shall apply:
“ Cause” shall mean (i) your commission of any act of fraud, embezzlement, material dishonesty or other willful and material misconduct that has caused material injury to the Company; (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any party to whom you owe an obligation of nondisclosure due to your relationship with the Company; or (iii) your material breach of any of your obligations under any written agreement or covenant with the Company, provided that such material breach shall not constitute Cause unless you have first received notice of the breach and failed reasonably to cure the material breach (to the extent curable) within 30 days of such notice.
“ Change of Control” shall have the meaning given to that term in the 2011 Stock Plan, provided, however, that solely for purposes of the benefits described in this letter, the occurrence of “all” in clause (iii) of the Plan's definition of “Change of Control” shall be replaced with “a majority” and provided, furthermore, that a Change of Control shall not include any transaction or series of related transactions by which SoftBank or the SoftBank Vision Fund (inclusive of any successor or any affiliate under common control with, or controlled by, SoftBank or the SoftBank Vision Fund, collectively, “SoftBank”) comes to hold a majority of the voting interests of the Company's capital stock without purchasing any shares thereof (this date, the “SoftBank Acquisition Date”), but notwithstanding this proviso, a Change of Control shall still be deemed to occur on or after the SoftBank Acquisition Date if and when: (x) a majority of the Board ceases to consist of directors who are not affiliates of SoftBank and were not nominated by SoftBank or any affiliate of SoftBank; (y) any of the Company's governing documents (including its charter, bylaws, voting agreement, and similar agreement) are materially amended without your prior written consent and/or (z) SoftBank's ownership of a majority of the voting interests has continued for a period of six months after the SoftBank Acquisition Date.
“ Good Reason” shall mean the occurrence of any of the following conditions without your written consent, provided that the below clauses (I), (II) and (III) are satisfied (as applicable): (i) a reduction of ten percent (10%) or more of the maximum base salary that you have received from the Company at any time (other than as part of an across the board, proportional salary reduction applicable to all executive officers), (ii) a material reduction in your title, authority, duties and/or responsibilities, (iii) not reporting to the Company's Chief Executive Officer (the “CEO”), (iv) a material breach by the Company of any agreement then in effect between you and the Company, or (v) the Company requiring you to relocate to a facility or location more than fifty (50) miles away from the location at which you were working immediately prior to the required relocation, in each of the foregoing cases (i) through (v), if and only if (I) you provide the CEO written notice of such condition within sixty (60) days following the latest occurrence thereof, (II) if such condition is curable, either the Company fails to cure such condition within thirty (30) days following your delivery of the written notice to the CEO or the CEO provides you earlier written notice that the Company does not intend to cure such condition and (III) you resign from your employment with the Company, or the Company terminates your employment without Cause, within ten (10) business days following the expiration of such thirty (30)-day cure period or the provision of the written notice that the Company does not intend to cure such condition, if such condition is curable.
“ Qualifying Termination” shall mean termination of your employment by the Company without Cause (as defined above) or by you for Good Reason (as defined above).
For purposes of the definitions in this Section 4, “Company” shall include any affiliate of the Company or its successor who is then employing you.
5. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement.
6.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term.
Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.

7.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Notwithstanding the foregoing, with the consent of the Company's Chief Executive Officer, which consent shall not be unreasonably withheld, delayed or conditioned, you may serve on up to two (2) boards of directors or advisors of any company (whether publicly or privately held) that is not in competition with the Company so long as such service does not materially interfere with your duties to the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.    Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
9.    Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
10.    Background Check. This employment offer is contingent upon our satisfaction with the results a reference check and criminal history and background checks.
[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on 2/21/20.
We look forward to having you join us, with an anticipated start date of 3/11/2020
Very truly yours,
SOFI

By:	/s/ Anna Avalos
(Signature)
Name: Anna Avalos
Title: Head of People
ACCEPTED AND AGREED:

Maria Renz
/s/ Jennifer Nuckles
(Signature)
2/18/2020
Date
Anticipated Start Date: March 11, 2020
Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
(See Attached)